UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 07, 2021

FIGS, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40448	46-2005653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2834 Colorado Avenue, Suite 100
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (424) 300-8330

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	FIGS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company

☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 7, 2021, FIGS, Inc. (the “Company”), as borrower, and Bank of America, N.A., as lender, entered into a credit agreement (the “Credit Agreement”). The Credit Agreement provides for a secured revolving credit facility in the amount of $100.0 million (the “Credit Facility”), which is available for working capital and general corporate purposes. The Credit Facility matures on September 7, 2026 (the “Maturity Date”).

The Credit Facility is secured by substantially all assets of the Company and its material subsidiaries, subject to customary exceptions. All material subsidiaries are required to guarantee repayment of the Credit Facility.

Borrowings under the Credit Facility, at the Company’s option, bear interest at either (a) the Eurodollar Rate (as defined in the Credit Agreement) plus 1.125% or (b) the Base Rate (as defined in the Credit Agreement) plus 0.125%. For loans based on the Eurodollar Rate, interest payments are due at the end of each applicable Interest Period (as defined in the Credit Agreement) and the Maturity Date (as defined in the Credit Agreement); provided that if any interest period exceeds three months, interest payments for that period will also be due on each three-month anniversary of the beginning of that period. For loans based on the Base Rate, interest payments are due on the last business day of each March, June, September and December and the Maturity Date. In addition, the Company has agreed to pay a commitment fee on the last business day of each March, June, September and December on the unused amount of the Credit Facility.

The Credit Facility is subject to customary affirmative covenants and negative covenants as well as a financial covenant. The financial covenant is tested at the end of each fiscal quarter, beginning with the quarter ending September 30, 2021, and requires that the Company not be in excess of a maximum total leverage ratio.

This description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On September 7, 2021, substantially concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 hereof, the Company terminated the existing credit agreement with JPMorgan Chase Bank, N.A., dated December 2, 2020, which provided for up to $75.0 million of borrowings (the “Prior Credit Agreement”). The Prior Credit Agreement was subject to customary affirmative covenants and negative covenants as well as a financial covenant, which was tested quarterly and required that the Company not be in excess of a maximum total leverage ratio. There were no outstanding borrowings under the Prior Credit Agreement, but letters of credit with an aggregate face amount of approximately $3.2 million were outstanding under this facility as of September 7, 2021. The letters of credit remain outstanding, but the reimbursement obligations of the Company are secured by cash collateral pledged by the Company to JPMorgan Chase Bank, N.A. in the amount of approximately $3.3 million. The Prior Credit Agreement would have expired in December 2025.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Credit Agreement is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement dated September 7, 2021 between the Company and Bank of America, N.A.
104	Cover Page Interactive Data File (as formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGS, INC.
Date:	September 9, 2021	By:	/s/ Jeffrey D. Lawrence
		Name:	Jeffrey D. Lawrence
		Title:	Chief Financial Officer